UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2015 (December 11, 2015)

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American Capital, Ltd.

(Exact name of registrant as specified in its charter)
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DELAWARE	814-00149	52-1451377
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
2 Bethesda Metro Center, 14th Floor
Bethesda, MD 20814
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code: (301) 951-6122
N/A
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

American Capital, Ltd. (“American Capital” or the “Company”) recently amended two of its revolving credit facilities as described more fully below. The facilities were used primarily to fund the Company’s investments in senior floating rate loans. During the fourth quarter, the Company began to sell down its senior floating rate loan portfolios and expects to have sold a significant majority of such assets by December 31, 2015.

ACAS FUNDING I, LLC

On December 11, 2015, the Company and its wholly-owned financing subsidiary, ACAS Funding I, LLC (“Funding I”), amended Funding I’s $1.25 billion secured revolving credit facility with Bank of America, N.A., as administrative agent and lender (the “Funding I Amendment”). The Funding I Amendment amended certain covenants in order to permit Funding I to repatriate the remaining proceeds from its senior floating rate loan portfolio sales while settling any associated liabilities. In addition, the aggregate commitment amount under the facility will automatically be reduced to the greater of the total debt outstanding or $100 million after December 27, 2015.

ACAS FUNDING II, LLC

On December 14, 2015, the Company and its wholly-owned financing subsidiary, ACAS Funding II, LLC (“Funding II”), amended Funding II’s $500 million secured revolving credit facility with Deutsche Bank AG, New York Branch, as administrative agent and lender (the “Funding II Amendment,” and together with the Funding I Amendment, the “Amendments”). The Funding II Amendment amended certain covenants in order to permit Funding II to repatriate the remaining proceeds from its senior floating rate loan portfolio sales while settling any associated liabilities.

Bank of America, N.A. and Deutsche Bank AG, or affiliates thereof, have performed investment banking and advisory services for the Company from time to time for which they have received customary fees and expenses.

The foregoing summaries of the Amendments do not purport to be complete and are qualified in their entirety by reference to the Amendments, copies of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ending December 31, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN CAPITAL, LTD.
Dated: December 16, 2015	By:	/s/ Samuel A. Flax
Samuel A. Flax
Executive Vice President, General Counsel and Secretary